Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO ANNOUNCES
$25 MILLION STOCK OFFERING

CRANFORD, NJ, August 10, 2009 – Metalico, Inc. (NYSE Amex: MEA), today announced a sale of 6 million shares of its common stock for gross proceeds of approximately $25 million.

The offering was made pursuant to an underwriting agreement with Canaccord Adams Inc., acting as the sole book-running manager, as a fully bought transaction at a price of $4.18 per share.

Metalico expects to use approximately $17.3 million of the net proceeds to repay a portion of its outstanding institutional term debt, and the remainder for working capital and other general corporate purposes.

The offering is expected to close on or about August 14, 2009, subject to customary closing conditions. The Company has also granted the underwriter a thirty-day option to purchase up to an additional 600,000 shares of common stock to cover over-allotments, if any, at a price of $4.18 per share.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). Before investing, interested parties should read the base prospectus in the shelf registration statement, the prospectus supplement, when available, and other documents Metalico has filed with the SEC for more complete information about the Company and this offering.

The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to the offices of Canaccord Adams Inc., Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, phone: (800) 225-6201. Alternatively, these documents are available for free by visiting EDGAR on the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on NYSE Amex under the symbol MEA.

Forward-looking Statements

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the SEC. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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